Exhibit 99.102(d)(1)(b)

SCHEDULE A

to the

INVESTMENT ADVISORY AGREEMENT

between

THE VICTORY PORTFOLIOS

and

VICTORY CAPITAL MANAGEMENT INC.

(formerly Key Asset Management Inc.) (the “Adviser”)

Dated March 1, 1997

Name of Fund	Fee*	Last Approved	Must Be Approved By

1. Balanced Fund	0.60% on the first $400 million, 0.55% on the next $400 million and 0.50% on assets in excess of $800 million	December 1, 2011	December 31, 2012

2. Core Bond Index Fund	0.50% on the first $400 million, 0.45% on the next $400 million and 0.40% on assets in excess of $800 million	December 1, 2011	December 31, 2012

3. Diversified Stock Fund	0.65% on the first $800 million, 0.60% on the next $1.6 billion and 0.55% on assets in excess of $2.4 billion	December 1, 2011	December 31, 2012

4. Dividend Growth Fund	0.70% on the first $1.5 billion, 0.65% on the next $1.5 billion and 0.60% on assets in excess of $3 billion	October 24, 2012	December 31, 2012

5. Fund for Income	0.50% on the first $400 million, 0.45% on the next $400 million and 0.40% on assets in excess of $800 million	December 1, 2011	December 31, 2012

6. Global Equity Fund	0.80% on the first $2.5 billion, 0.75% on the next $2.5 billion and 0.70% on assets in excess of $5 billion	December 1, 2011	December 31, 2012

*Expressed as a percentage of average daily net assets.  Note, however, that the Adviser shall have the right, but not the obligation, to voluntarily waive any portion of the advisory fee from time to time.  In addition, the Adviser may from time to time undertake in writing to limit the Funds’ total expenses for a definite period of time.

Name of Fund	Fee*	Last Approved	Must Be Approved By

7. International Fund	0.80% on the first $2.5 billion, 0.75% on the next $2.5 billion and 0.70% on assets in excess of $5 billion	December 1, 2010	December 31, 2011

8. International Select Fund	0.80% on the first $2.5 billion, 0.75% on the next $2.5 billion and 0.70% on assets in excess of $5 billion	December 1, 2010	December 31, 2011

9. Investment Grade Convertible Fund	0.75% on the first $400 million, 0.65% on the next $400 million and 0.60% on assets in excess of $800 million	December 1, 2011	December 31, 2012

10. National Municipal Bond Fund	0.55% on the first $400 million, 0.50% on the next $400 million and 0.45% on assets in excess of $800 million	December 1, 2011	December 31, 2012

11. Ohio Municipal Bond Fund	0.55% on the first $400 million, 0.50% on the next $400 million and 0.45% on assets in excess of $800 million	December 1, 2011	December 31, 2012

12. Small Company Opportunity Fund	0.85% on the first $500 million, 0.75% on assets in excess of $500 million	December 1, 2011	December 31, 2012

13. Special Value Fund	0.75% on the first $400 million, 0.65% on the next $400 million, and 0.60% on assets in excess of $800 million	December 1, 2011	December 31, 2012

14. Stock Index Fund	0.25% on the first $400 million, 0.20% on the next $400 million, and 0.15% on assets in excess of $800 million	December 1, 2011	December 31, 2012

Current as of October 24, 2012

THE VICTORY PORTFOLIOS

	By:	/s/ Christopher K. Dyer
Christopher K. Dyer
Secretary

Accepted:

VICTORY CAPITAL MANAGEMENT INC.

By:	/s/ Michael D. Policarpo, II
Michael D. Policarpo, II
Senior Managing Director